SCULPTOR CAPITAL MANAGEMENT REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS
NEW YORK, February 16, 2022 - Sculptor Capital Management, Inc. (NYSE: SCU) today reported GAAP Net Loss Attributable to Class A Shareholders of $5.8 million, or $0.23 per basic and $0.75 per diluted Class A Share, for the fourth quarter of 2021, and GAAP Net Loss of $8.6 million, or $0.34 per basic and $0.56 per diluted Class A Share for the full year 2021.
Full Year 2021 and Fourth Quarter 2021 Highlights
▪Distributable Earnings1,2 were $82.8 million, or $1.38 per Fully Diluted Share for the full year 2021; there was a loss of $56.3 million, or $0.94 per Fully Diluted Share for the fourth quarter of 2021
▪No cash dividend was declared for the fourth quarter of 2021 to Class A Shareholders
▪Sculptor Master Fund was up 5.0% net for full year 2021 and down 2.3% net for the fourth quarter of 2021
▪Sculptor Credit Opportunities Master Fund and Customized Credit Focused Platform were up 17.0% and 17.2% net, respectively, for the full year 2021, and up 2.3% and 2.6% net, respectively, for the fourth quarter of 2021
▪Assets under management (“AUM”) were $38.1 billion as of December 31, 2021, up $1.3 billion year-over-year, which includes longer-term AUM of $25.8 billion, up $1.1 billion year-over-year3
▪Gross inflows were $1.2 billion into our multi-strategy funds for 2021, the highest annual gross inflows since 2014 (as a percent of beginning AUM)
▪Adjusted net assets1,4 were $381.4 million as of December 31, 2021
January 2022 Update
▪Sculptor Master Fund was down 2.6% net month-to-date through January 31, 2022
▪Sculptor Credit Opportunities Master Fund and Customized Credit Focused Platform were down 0.3% and 0.6% net, respectively, month-to date through January 31, 2022
▪As of February 1, 2022, AUM was $37.9 billion
▪Gross inflows were $452 million into our multi-strategy funds year to date through February 1, 2022
Sculptor will hold a conference call on Thursday, February 17, 2022, 8:30 am ET. The call can be accessed by dialing +877-407-0312 (in the U.S.) or +201-389-0899 (international) or via webcast available on our website.

FORWARD LOOKING STATEMENTS: PLEASE SEE PAGE 29 OF THIS PRESS RELEASE FOR DISCLOSURES ON FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.
1 Distributable Earnings and adjusted net assets and their components are non-GAAP measures. For more information and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 22 through 25.
2 Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Preferred Units were fully redeemed in 4Q20.
3 Defined as AUM from investors that are subject to commitment periods of three years or longer. Investors with longer-term assets under management may have less than three years remaining in their commitment period.
4 Adjusted net assets include cash, cash equivalents and United States (“U.S.”) government obligations, at fair value, investments in funds, excluding employee-related investments, and investments in CLOs, net of financing, reduced by principal outstanding of debt obligations and par value of Preferred Units.

Financial Highlights

(dollars in millions, except per share amounts)	FY ‘21	FY ‘20	4Q '21	3Q '21	4Q '20
GAAP Results
Net Income (Loss) Attributable to Sculptor Capital Management	$17.3	$177.7	$20.1	$(4.3)	$217.6
Net (Loss) Income Attributable to Class A Shareholders	$(8.6)	$170.7	$(5.8)	$(4.3)	$216.2
(Loss) Earnings per Class A Share - basic	$(0.34)	$7.55	$(0.23)	$(0.17)	$9.50
(Loss) Earnings per Class A Share - diluted	$(0.56)	$3.00	$(0.75)	$(0.17)	$5.05

Non-GAAP Financial Measures[5]
Distributable Earnings[6]	$82.8	$279.5	$(56.3)	$35.3	$341.6
Distributable Earnings Per Fully Diluted Share	$1.38	$4.98	$(0.94)	$0.58	$6.08
Adjusted Net Assets[7]	$381.4	$42.3	$381.4	$392.6	$42.3

Capital Metrics
Assets Under Management	$38,060	$36,798	$38,060	$37,458	$36,798

5 Distributable Earnings and adjusted net assets and their components are non-GAAP measures. For more information and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 22 through 25.
6 Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Preferred Units were fully redeemed in 4Q20.
7 Adjusted net assets include cash, cash equivalents and United States (“U.S.”) government obligations, at fair value, investments in funds, excluding employee-related investments, and investments in CLOs, net of financing, reduced by principal outstanding of debt obligations and par value of Preferred Units.

Management Commentary
2021 marked an inflection point in our business. After years of hard work, we can now observe not just the expectation of change, or the flash of green shoots, but actual results. In addition to the grit and effort of a dedicated global team of professionals, continued execution on our business plan and strong investment performance have been the catalysts to unlock this transformation.
The Results
1.Turning the corner on flows (finally)
The heart of our turnaround is investor flows. It is both a critical input to our long-term financial success and an important yardstick for measuring the results of our multi-year efforts. In our real estate business, we largely never skipped a beat on flows, and to the extent there was concern of an overhang, it quickly dissipated when we raised our fourth equity fund in 2019, 73% larger than its predecessor fund. In our Institutional Credit Strategies business, we doubled our AUM over the last five years and expanded our platform into Europe. In our opportunistic credit business, also largely more insulated from the overhang, we have maintained steady to growing AUM over the last several years, boosted further by strong gross inflows in 2020 at the depths of the COVID dislocation - a hearty endorsement of our crisis expertise from some of the world’s best allocators.
The area of our business most in need of turning the corner on flows had been multi-strategy funds. This was the part of our franchise most impacted by past corporate issues and became a focal point for the turnaround both internally and externally. We have felt for the last several years that expectations of a turn were premature as there was still much to accomplish in order to bring back capital flows to a level commensurate with the strength of our team, track record and ongoing investment performance. Having completed those items at the corporate level while continuing to generate the investment results for which we strive, we are incredibly enthused to see flows follow suit. In 2021, we saw $1.2 billion of gross inflows and the first year of net inflows into our multi-strategy business since 2014. Further, gross inflows in the multi-strategy funds were 11.3% of beginning AUM. With that, let us break down the last 12 years into three periods:
a.2010-2014: The industry was thriving in the aftermath of the Global Financial Crisis. Our Firm had yet to encounter its challenges - in Buffet parlance “good horse, good jockey.” Average annual gross inflows in our multi-strategy funds were ~14% of beginning AUM for this period.
b.2015-2019: A difficult corporate era for the Firm. Average annual gross inflows in our multi-strategy funds were ~2% of beginning AUM for this period.
c.The present: 2021 saw gross inflows in our multi-strategy funds of 11.3% of beginning AUM. Through February 1, 2022, we have seen gross inflows of $452 million year to date in our multi-strategy funds on a starting denominator of $11.1 billion. Since flows are lumpy and difficult to forecast, we will not quote these first two months of 2022 as an annualized percentage figure, but we feel good about the overall shape of this 12 year chart.
We got here by earning increased allocations from existing clients, as well as opening the door with new clients. We have also tapped into new distribution channels: first, greater access to retail relationships by expanding the breadth, depth, and number of private wealth partnerships and second, greater access to institutional capital via consultant advisory relationships. The number of active relationships with private wealth managers and consultants are up over 40% in the past two years. These relationships take years to establish and longer to mature into more consistent capital flows. We are happy with where we are in this process. Finally, let us not forget that in evergreen funds, one of our best “fundraising” channels over time is our ability to compound the capital that has already been entrusted to us.
As we’ve said before, flows are not forecastable and it is difficult to predict the magnitude of flows for the future. We know that it will not be a straight line from here and especially hard to judge on a quarterly basis, but we are starting to show results and are gaining confidence in the longer-term trend.

2.Income statement health
Today we have meaningful current earnings power, excluding the benefit of incentive income and the associated variable bonus expense. The relevant line items to evaluate are management fees less fixed expenses (salaries and benefits, fixed bonus accrual, and general, administrative, and other expenses). This has gone from meaningfully negative to meaningfully positive over the last several years. That delta is a function of growing management fees while cutting or maintaining fixed expenses. This management fee growth is the direct arithmetic result of the flows and performance we described above, namely: a) the resumption of material gross inflows, b) the normalization of gross outflows, and c) compounding capital in our evergreen funds through strong investment performance. As of December 31, 2021, 68% of our total AUM was from investors with longer-duration.8 Said simply, driving this measure of earnings power from longer-term capital is better than doing the same from shorter-term capital.
3.Positioned to capture operating leverage
In our current core lines of business, we believe our existing fixed cost base provides ample capacity to grow AUM without meaningful incremental spend. This creates the foundation for the expansion of earnings power excluding the benefit of incentive income. Of course the ability to generate incentive income scales as well, albeit with less operating leverage. In our flows discussion above, we talk about what these dynamics look like today and how that looks in context of our history. We have never given short term flows guidance (primarily because we cannot do so reliably), but the math around the “art of the possible” is relatively simple when it comes to flows, as well as the impact of those flows on earnings power.
4.Balance sheet strength and planting seeds
Our adjusted net assets have increased from $(55.8) million in 2018 to $381.4 million at the end of 2021. This provides us with both the stability to weather potential downturns and the ability to opportunistically invest in our business to drive future returns for shareholders. While we are not finished building our balance sheet and believe there is ample room to continue to grow our adjusted net assets, we were pleased with our growth this year and the value this can enable us to create for shareholders. We have several exciting early-stage initiatives that we hope will bear fruit in the coming years that can be transformative to the long-term earnings profile of our franchise. We are focused on opportunities that are complementary to our core business, including new distribution channels for our existing products and new products for our existing capabilities. We are just beginning to have the required balance sheet strength (to commit capital, to seed, to warehouse or to acquire) and the income statement heft to absorb what can be years of pre-revenue outlay that the vast majority of today’s exciting areas of alternative asset management require (outside of the areas in which we currently operate at scale). We will continue to be judicious and evaluate the best uses of our financial resources, both from a balance sheet and income statement standpoint.
5.Continued strong investment performance
We continue to perform for our clients across our platform. Our primary goal across each of our funds is to compound capital over the long term based on the investment guidelines of each product. We have continued to do this across funds by generating sustained investment performance which we believe has met or exceeded client expectations over most measurable time horizons. In 2021, opportunistic credit, Institutional Credit Strategies and real estate all significantly exceeded expectations, while multi-strategy met investor expectations. All together, this closed out a good performance year.
8 Longer-term AUM is defined as AUM from investors that are subject to commitment periods of three years or longer. Investors with longer-term assets under management may have less than three years remaining in their commitment period.

While the fundamentals driving our earnings power (management fees, fixed expenses and balance sheet) are sound, the earnings for any given year can have volatility due to annual performance or incentive income recognition timing. Over time, we have created greater consistency in management fees as our longer-term AUM grew to 68% of total AUM from 26% in 2013. With that also comes lumpier overall earnings due to the impact of longer-term AUM on incentive income recognition and associated variable bonus expense timing. Incentive income for this capital base is typically recognized near the end of a multi-year period, which can create lumpiness in incentive income.
This phenomenon played out in both 2020 and 2021, but in opposite directions. In 2021, our opportunistic credit and real estate funds generated performance that did not all result in 2021 incentive income, but rather were the primary drivers for the increase in Accrued but Unrecognized Incentive Income (“ABURI”) balance of $98.6 million.9 This amount should translate into recognized incentive income in the future. Last year, in 2020, our funds recognized more incentive income than was accrued at the fund level in that year, decreasing our ABURI balance by $125.4 million as we crystallized a large amount of incentive income that had been accrued largely over prior years. This swing of $224.1 million in ABURI across these two years had a large impact on the earnings results for the Firm in both periods. This phenomenon manifests itself on the expense side as well as the revenue side, effectively increasing 2020 and decreasing 2021. In 2020, much of the bonus expense related to the incentive income derived from the ABURI recognition had been expensed in prior periods, resulting in a relatively low compensation ratio for 2020. In 2021, much of the bonus expense related to the ABURI increase was expensed in 2021, resulting in a relatively high compensation ratio for 2021.
We understand this can make a year-over-year comparison difficult. When we evaluate our business internally and our accomplishments for the year, we look to the underlying earnings drivers of the organization since this will drive future returns to shareholders. These key indicators include strong fund performance and incremental net flows compounding our asset base, continuing to be rigorous on our cost framework and growing and utilizing our balance sheet to invest in the growth of the franchise. Under each of these measures we believe the story continues to improve, and we will continue to work tirelessly to keep moving it forward.
9 ABURI is the amount of incentive income accrued at the fund level on our longer-term AUM that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds.

Performance10

(as of December 31, 2021)	4Q '21	FY ‘21	FY ‘20	5 Year	Since Sculptor Fund Inception
Multi-Strategy Composite Net (inception April 1, 1994)(a)(b)	(2.3)%	5.0%	19.5%	9.8%	11.5%
HFRI Fund Weighted Composite Index(c)	0.4%	10.2%	11.8%	7.1%	7.9%
MSCI World(c)	8.2%	24.7%	14.1%	15.1%	8.7%
Balanced US 60/40 Index(c)	3.6%	10.6%	13.0%	9.5%	5.7%

Sculptor Credit Opportunities Master Fund Net (inception November 1, 2011)(a)(e)	2.3%	17.0%	(1.5)%	7.0%	10.1%
BAML Global High Yield(f)	(0.7)%	1.4%	8.0%	5.8%	6.3%
HFRX Fixed Income Credit Index(f)	(0.1)%	1.4%	11.3%	4.0%	3.1%

Customized Credit Focused Platform Net (weighted average returns, inception April 6, 2010)(a)(t)	2.6%	17.2%	8.7%	11.0%	12.7%
BAML Global High Yield(f)	(0.7)%	1.4%	8.0%	5.8%	6.5%
HFRX Fixed Income Credit Index(f)	(0.1)%	1.4%	11.3%	4.0%	2.9%

	Real Estate
Life-to-Date Performance (as of December 31, 2021)	Fund I(n)	Fund II(n)	Fund III(n)	Credit Fund I(n)
Gross(g)	25.5%	32.9%	28.0%	18.6%
Net(h)	16.1%	21.7%	18.6%	13.5%
Sculptor Master Fund was up 5.0% net for the full year 2021. Our proactive and integrated risk management enabled the fund to navigate a period of significant dispersion and protect capital. The multi-strategy funds also benefited from the inherent diversification of the investment model. Said simply, certain areas performed better than others but on balance, we were able to generate a satisfactory outcome in a challenging year. 2021’s results met investor expectations, while our multi-year performance continued to exceed long-term objectives. Since inception through December 31, 2021, the Multi-Strategy Composite has generated an 11.5% net return with less than half the volatility of equity markets, achieving a Sharpe Ratio(b) of 1.5.
Sculptor Credit Opportunities Master Fund and our Customized Credit Focused Platform generated net performance gains for the full year 2021 of 17.0% and 17.2%, respectively. In the fourth quarter the funds generated relatively consistent and stable performance across asset classes, helping to close out an exceptional year. In 2021, the funds’ returns represented their largest annual excess return over high yield, continuing our successful track record of delivering excess returns to high yield, particularly in the years following material spread widening periods. The Sculptor Credit Opportunities Master Fund has generated a 10.1% annualized net return life-to-date through December 31, 2021, while the Customized Credit Focused Platform generated a 12.7% annualized net return life-to-date through December 31, 2021.
Our real estate funds continue to generate strong returns. Sculptor Real Estate Fund III has an 18.6% life-to-date annualized net return and Sculptor Real Estate Credit Fund I has a 13.5% life-to-date annualized net return through December 31, 2021. Both of these return streams have offered favorable risk reward profiles for their respective asset classes. In addition, we remain pleased with the pace of deployment as our most recent opportunistic fund, Sculptor Real Estate Fund IV, has committed approximately 50% of its $2.6 billion of commitments as of December 31, 2021. Additionally, our first Real Estate Credit Fund is fully committed.
10 See pages 26 through 28 of this press release for important information related to the footnotes referenced in this section.

AUM

AUM Roll Forward11

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
September 30, 2021	$11,456	$6,533	$15,137	$4,332	$37,458
Inflows / (Outflows)	(55)	(310)	1,424	251	1,310
Distributions / Other Reductions	(5)	(21)	(488)	(39)	(553)
Appreciation / (Depreciation)(i)	(283)	148	—	1	(134)
Other(j)	—	—	(21)	—	(21)
December 31, 2021	$11,113	$6,350	$16,052	$4,545	$38,060

Year-to-Date
December 31, 2020	$10,504	$6,288	$15,698	$4,308	$36,798
Inflows / (Outflows)	100	(800)	2,905	708	2,913
Distributions / Other Reductions	(5)	(39)	(2,082)	(470)	(2,596)
Appreciation / (Depreciation)(i)	514	901	—	(1)	1,414
Other(j)	—	—	(469)	—	(469)
December 31, 2021	$11,113	$6,350	$16,052	$4,545	$38,060
AUM increased $1.3 billion for the full year 2021 and increased $601.7 million during the fourth quarter to $38.1 billion. Key drivers of the change in AUM were as follows:
▪Multi-strategy funds’ AUM grew during the year due to both positive net flows and fund appreciation. Multi-strategy funds had positive net flows in 2021 for the first time since 2014 with $1.2 billion of gross inflows. During the quarter, AUM decreased driven by negative fund performance and net outflows of $55.0 million.
▪Opportunistic credit funds’ AUM increased during the year due to strong fund performance partially offset by net outflows. During the quarter, AUM decreased driven by net outflows of $310.0 million, partially offset by positive fund appreciation.
▪Within Institutional Credit Strategies, CLO issuance remained active during the quarter with two new U.S. CLOs issued, adding $715.4 million to AUM and bringing year-to-date issuance to six CLOs. Our existing CLOs continued the trend of an active year in the fourth quarter with a redemption of one CLO and amortizations from three CLOs as a result of natural life-cycle events. Additionally, we launched our second aircraft securitization vehicle in the fourth quarter, adding $643.1 million to AUM, albeit non-fee paying.
▪Real estate funds’ AUM grew during the year due to the launch of the Special Purpose Acquisition Company (“SPAC”) and two new co-investment vehicles, partially offset by distributions from realizations to investors. Real estate funds’ AUM increased during the quarter driven by the launch of the SPAC, partially offset by distributions to investors. The SPAC is non-fee paying AUM and will reduce AUM if a business combination is completed or in the event of a liquidation. Should an acquisition be completed by the SPAC, the future economics for the Firm will result from the partial ownership of the post combination company in the form of shares and the associated gains (or losses) on the investment.

11 Includes amounts invested by the Company, its Executive Managing Directors, employees and certain other related parties for which the Company charged no management fees and received no incentive income for the periods presented. See page 26 through 27 of this press release for important information related to the footnotes references on this page.

Longer-Term AUM

(dollars in millions)	4Q '21	3Q '21	4Q '20
Multi-strategy funds	$458	$720	$464
Credit
Opportunistic credit funds	4,774	4,705	4,250
Institutional Credit Strategies	16,038	15,122	15,684
Real estate funds	4,545	4,332	4,308
Total	$25,815	$24,879	$24,706
Percent of Total Firm AUM	68%	66%	67%
Longer-term AUM is defined as AUM from investors that are subject to commitment periods of three years or longer.12 Our longer-term AUM has continued to increase over time, as our product mix continues to shift toward longer-duration products. Longer-term AUM has increased from 26% in 2013 to 45% in 2016 to 68% as of December 31, 2021, driven by growth in opportunistic credit, Institutional Credit Strategies and real estate funds. Longer-term AUM creates stability in our platform and provides more consistency in our management fee earnings.
12 Investors with longer-term assets under management may have less than three years remaining in their commitment period.

Financial Results

(dollars in millions, except per share amounts)	FY ‘21	FY ‘20	4Q '21	3Q '21	4Q '20
Revenues	$626.1	$897.0	$259.2	$105.6	$604.8
Management fees	301.9	270.8	74.6	76.8	75.4
Incentive income	312.4	617.0	178.1	27.0	527.9
Other revenues	7.5	9.2	2.2	1.8	1.5
Income of consolidated entities	4.3	—	4.3	—	—

Expenses	551.1	662.6	245.0	96.0	246.0
Compensation and benefits	411.5	409.2	209.7	53.1	211.4
Interest expense	15.6	21.1	3.3	3.2	6.2
General, administrative and other	121.2	232.2	29.2	39.7	28.4
Expenses of consolidated entities	2.8	0.1	2.8	—	—

Other (Loss) Income	(55.9)	(4.4)	8.6	(7.7)	(7.4)
Income taxes	13.7	75.3	(6.2)	8.6	93.3
Consolidated Net Income (Loss)	5.4	154.7	29.0	(6.7)	258.1
Less: Net loss (income) attributable to noncontrolling interests	11.3	23.0	(9.5)	2.4	(40.5)
Less: Net loss attributable to redeemable noncontrolling Interests	0.6	—	0.6	—	—
Net Income (Loss) Attributable to Sculptor Capital Management, Inc.	$17.3	$177.7	$20.1	$(4.3)	$217.6
Change in redemption value of redeemable noncontrolling interests and Preferred Units	(25.9)	(7.0)	(25.9)	—	(1.4)
Net (Loss) Income Attributable to Class A Shareholders	$(8.6)	$170.7	$(5.8)	$(4.3)	$216.2
(Loss) Earnings per Class A Share - basic	$(0.34)	$7.55	$(0.23)	$(0.17)	$9.50
(Loss) Earnings per Class A Share - diluted	$(0.56)	$3.00	$(0.75)	$(0.17)	$5.05
GAAP Net Loss Attributable to Class A Shareholders
Net Loss Attributable to Class A Shareholders was $5.8 million for the fourth quarter of 2021, or $0.23 per basic and $0.75 per diluted Class A Share. Net Loss Attributable to Class A Shareholders was $8.6 million for the full year 2021, or $0.34 per basic and $0.56 per diluted Class A Share.

Revenues
Revenues were $626.1 million for the full year 2021, down 30% from 2020.
▪For details on the additional underlying drivers of our revenues, see the Economic Income analysis below.

Expenses
Total expenses for the full year 2021 were $551.1 million, down 17% from 2020.
▪Compensation and benefits expense remained relatively flat year-over-year due to higher bonus expense, offset by lower equity-based compensation and lower salaries and benefits from lower headcount.
▪For details on the additional underlying drivers of our expenses, see the Economic Income analysis below.

Other Drivers
▪Other losses were higher year-over-year primarily as a result of losses on early retirement of debt and changes in fair value of warrant liabilities, partially offset by higher net gains on investments.
▪Income tax expense was lower year-over-year primarily driven by the decrease in profitability in the current year and benefits recognized from state rate changes on deferred taxes.
▪Also included in the net loss attributable to Class A shareholders for the fourth quarter and full year 2021 was a $25.9 million loss due to the change in redemption value of the redeemable noncontrolling interests related to our consolidated SPAC.
Economic Income

(dollars in millions)	FY '21	FY ‘20	4Q '21	3Q '21	4Q '20
Revenues	$601.0	$876.3	$249.9	$100.5	$599.7
Management fees	280.5	250.0	68.8	71.7	70.2
Incentive income	314.2	617.0	179.8	27.0	527.9
Other revenues	6.3	9.3	1.3	1.8	1.6

Expenses	$481.6	$570.2	$290.6	$56.5	$254.1
Total compensation and benefits	389.5	349.7	266.7	34.4	227.3
Salaries and benefits	67.6	73.8	16.7	16.8	15.4
Bonus[13]	321.9	275.9	250.0	17.6	211.9
General, administrative and other[14]	77.8	203.6	20.8	19.0	21.4
Interest expense	14.3	16.9	3.1	3.1	5.4
Economic Income was $119.4 million for the full year 2021 and was a loss of $40.7 million for the fourth quarter of 2021. The fourth quarter of 2021 and full year 2021 were impacted by the timing differences between when we can recognize incentive income and when we accrue our discretionary bonus expense.

Distributable Earnings were $82.8 million, or $1.38 per Fully Diluted Share for the full year 2021. Distributable Earnings were a loss of $56.3 million or $0.94 per Fully Diluted Share for the fourth quarter of 2021.

In 2021, our financial results were driven by:
▪Modest fund performance in multi-strategy funds, which resulted in lower incentive income.
▪Strong fund performance in our opportunistic credit franchise, which was largely not crystallized into incentive income, but increased ABURI.
▪Higher discretionary bonus expense relative to incentive income related to strong opportunistic credit performance, which elevated our compensation ratio on incentive income.
This is compared to 2020, where our business had:
▪Exceptional fund performance in multi-strategy funds, which resulted in larger incentive income.
13 The 4Q21 and 4Q20 year to date bonus amounts include $35.7 million and $2.1 million of equity-based compensation expense, respectively.
14 Year-to-date and quarter-to-date 4Q 2020 include legal settlements and provisions and related professional services expenses of $126.0 million and $1.3 million, respectively.

▪Outsized crystallization of incentive income from one of our opportunistic credit funds, which was generated over a multi-year performance period.
▪Lower discretionary bonus expense relative to incentive income given most of the related bonus expense had been expensed in prior periods, lowering our compensation ratio on incentive income.

Both 2020 and 2021 illustrate the magnitude that the timing differences between incentive income and bonus recognition can have on annual earnings.

Detailed Drivers
▪Management fees were up 12% year-over-year driven by higher AUM:
–Multi-strategy and opportunistic credit funds’ management fees were up $26.0 million from the prior year on the back of higher AUM.
–Institutional Credit Strategies’ management fees were up $4.8 million from the prior year due to the one-time recoupment of $5.6 million of deferred fees, partially offset by lower net fees from CLO redemptions and new issuances at lower rates.
–As a result, average fees decreased from 38bps to 33bps net of fee rebates during the year.
–CLO management fee deferrals have been fully recouped with $0.3 million recouped this quarter and no CLOs currently in deferral.
▪Incentive income for the full year 2021 was $314.2 million driven primarily by crystallizations in the multi-strategy funds. Incentive income was down from the prior year due to:
–Lower fund performance in multi-strategy funds in 2021 versus 2020.
–Outsized crystallization of ABURI in 2020 related to a multi-year performance period in one of our opportunistic credit funds.
–While opportunistic credit had strong performance in 2021, not all of the funds’ incentive income was recognized in 2021, resulting in an increase in ABURI of $83.9 million. Some funds within opportunistic credit recognize incentive income at the end of a multi-year period.
▪Total compensation and benefits increased year-over-year and quarter-over-quarter due to our bonus expense. In the fourth quarter we recognize discretionary bonuses, which are largely based on current year fund performance regardless of the year in which incentive income is recognized. As a result, we evaluate our compensation ratio on incentive income over a multi-year period given the difference in timing of these line items.
–Strong 2021 fund performance in opportunistic credit resulted in higher bonus expense. This performance resulted in an increase in ABURI which will not be recognized as incentive income in the current year, but will have associated bonus expense. This ABURI could crystallize into incentive income in future periods without the associated bonus expense, which would shift attributable earnings into future periods.15
–In addition, we recognized a significant amount of incentive income over the first three quarters with limited impact to bonus expense. Bonus expense related to this incentive income was expensed in both the fourth quarter of 2020 and 2021, which shifted attributable earnings into these quarters.
15 ABURI is the amount of incentive income accrued at the fund level on our longer-term AUM that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds.

–Our 2021 bonus increased from the prior year, primarily driven by a new senior management compensation arrangement and a $32.2 million charge related to the issuance of certain cash-settled equity awards granted as part of 2021 bonuses, in place of RSUs, which were largely one-time in nature. The increase was partially offset by decreases in certain other performance related bonuses.
▪General, administrative, and other expenses for the full year 2021 decreased 62% from 2020, primarily as a result of legal settlements and provisions incurred in the prior year. Excluding these expenses, our general, administrative, and other expenses were flat year-over-year driven by an increase in professional services offset by rent savings from our sublease.
▪Interest expense for the full year 2021 was lower due to a lower average outstanding debt balance as we refinanced our debt at the end of 2020 and paid down $224.4 million in 2021.

Adjusted Net Assets

(dollars in millions)	YE ‘21	YE ‘20	YE ‘19	YE ‘18
Summary Assets
Cash, cash equivalents and U.S. government obligations, at fair value[16]	$376.2	$288.1	$387.5	$495.3
Investments in funds, excluding employee-related investments[16]	83.4	51.2	49.1	26.7
Investments in CLOs, net of financing[16]	16.8	22.4	23.5	22.2
Summary Liabilities
2020 Term Loan[17]	(95.0)	(319.4)	—	—
2018 Term Loan[17]	—	—	(45.0)	(200.0)
Preferred Units[17]	—	—	(200.0)	(400.0)
Debt Securities[17]	—	—	(200.0)	—
Adjusted Net Assets[16]	$381.4	$42.3	$15.1	$(55.8)

Our adjusted net asset position provides stability to our organization to weather potential downturns and opportunistically invest in growth initiatives. We made significant progress in strengthening our adjusted net asset position over the last several years. Our adjusted net assets have increased from $(55.8) million in 2018 to $381.4 million at the end of 2021. This is a result of a material reduction of debt. During 2021, we repaid $224.4 million of debt, reducing our outstanding debt balance to $95.0 million.

Timing differences on cash receivables and payables can impact our overall cash position and therefore our adjusted net assets. We recommend evaluating the longer-term trends in adjusted net assets vs. quarter-over-quarter changes.

16 These items are non-GAAP measures. For information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 22 through 25.
17 Represents principal outstanding of the debt obligations and par value of Preferred Units.

ABURI18

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Real estate Funds	Total
Quarterly
3Q '21	$22.8	$114.8	$115.0	$252.6
Recognized Incentive Income	(11.8)	(41.1)	(25.4)	(78.3)
Performance	(5.8)	25.1	33.3	52.6
4Q '21	$5.2	$98.8	$122.9	$226.9

Year-to-Date
4Q '20	$14.9	$14.9	$98.4	$128.2
Recognized Incentive Income	(15.6)	(44.0)	(40.2)	(99.8)
Performance	5.9	127.9	64.7	198.5
4Q '21	$5.2	$98.8	$122.9	$226.9
Incentive income, if any, on our longer-term AUM is based on the cumulative investment performance generated over the respective commitment period.19 As of December 31, 2021, our ABURI was $226.9 million, down $25.7 million from the prior quarter and up $98.6 million since the end of 2020. During the quarter we recognized incentive income primarily from our opportunistic credit funds and several of our real estate funds. Additionally, we recognized incentive income from certain of our opportunistic credit funds as a result of realizations, which decreased our ABURI balance. These decreases were partially offset by strong performance in our real estate and opportunistic credit funds which increased our ABURI balance.

In 2021, ABURI grew by $98.6 million since the end of 2020. In 2021, $198.5 million of incentive income was accrued driven by strong performance in our opportunistic credit funds, which will largely not crystallize until after a multi-year period, and from Real Estate Fund III and IV, which are not expected to crystallize until closer to the end of their respective fund life. We recognized $99.8 million of incentive income from longer-term AUM in 2021, primarily from opportunistic credit funds and several of our real estate funds, which reduced our ABURI balance.

18 ABURI is the amount of incentive income accrued at the fund level on our longer-term AUM that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds.
19 Certain ABURI amounts presented above will generally have compensation expense (on an Economic Income Basis) that will reduce the amount ultimately realized on a net basis. Compensation expense relating to ABURI from our real estate funds is generally recognized at the same time the related incentive income revenue is recognized as the compensation is structured as carried interest in these vehicles. Compensation expense relating to ABURI generated from our multi-strategy funds and opportunistic credit funds is generally recognized in the fourth quarter of the year the underlying fund performance is generated which may not occur at the same time that the related incentive income revenues are recognized.

About Sculptor Capital Management
Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, convertible and derivative arbitrage and structured credit. As of February 1, 2022, Sculptor Capital had approximately $37.9 billion in assets under management. For more information, please visit the Company's website (www.sculptor.com).

Investor Relations & Media Contact
Ellen Conti
Head of Corporate Strategy
Sculptor Capital Management, Inc.
+1-212-719-7381
investorrelations@sculptor.com

Appendix

Fund Information

	Assets Under Management as of December 31,		Returns(a) for the Year Ended December 31,				Annualized Returns Since Inception Through December 31, 2021
			2021		2020
(dollars in thousands)	2021	2020	Gross	Net	Gross	Net	Gross	Net
Multi-Strategy Funds
Sculptor Master Fund(b)	$10,200,106	$9,657,101	7.8%	5.0%	26.4%	19.5%	16.5%	11.5%
Sculptor Enhanced Master Fund	908,704	831,065	0.6%	-0.9%	23.6%	17.4%	13.6%	9.3%
Other funds	3,635	15,858	n/m	n/m	n/m	n/m	n/m	n/m
	$11,112,445	$10,504,024
Credit
Opportunistic credit funds:
Sculptor Credit Opportunities Master Fund(e)	2,069,005	2,474,705	22.2%	17.0%	1.1%	(1.5)%	14.2%	10.1%
Customized Credit Focused Platform	3,968,064	3,466,024	See page 16 for information on the Company's Customized Credit Focused Platform.
Closed-end opportunistic credit funds	313,405	347,048	See page 16 for information on the Company's Customized Credit Focused Platform.
	6,350,474	6,287,777
Institutional Credit Strategies	16,052,406	15,697,827	See page 17 for information on the Company's Institutional Credit Strategies.
	$22,402,880	$21,985,604

Real estate funds	4,544,862	4,308,648	See page 18 for information on the Company's real estate funds.

Total	$38,060,187	$36,798,276

n/m - not meaningful
See pages 26 through 28 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Customized Credit Focused Platform

	Weighted-Average Returns for the Year Ended December 31,				Inception to Date as of December 31, 2021
	2021		2020		IRR		Net Invested Capital Multiple
	Gross	Net	Gross	Net	Gross	Net
Customized Credit Focused Platform
Opportunistic Credit Performance	21.8%	17.2%	11.7%	8.7%	16.0%	12.3%	2.7x
See page 28 of this press release for important information related to information presented in this table above. Performance presented is for the opportunistic credit strategies in the Customized Credit Focused Platform. As of December 31, 2021, approximately 94% of the invested capital in the Customized Credit Focused Platform is invested in the Platform’s opportunistic credit strategies.

Closed-end Opportunistic Credit Funds

	Assets Under Management as of December 31,		Inception to Date as of December 31, 2021
			Total Commitments	Total Invested Capital(k)	IRR		Gross MOIC(m)
(dollars in thousands)	2021	2020			Gross(l)	Net(h)
Closed-end Opportunistic Credit Funds (Investment Period)
Sculptor European Credit Opportunities Fund (2012-2015)(n)	$—	$—	$459,600	$305,487	15.7%	11.8%	1.5x
Sculptor Structured Products Domestic Fund II (2011-2014)(n)	—	15,602	326,850	326,850	19.2%	15.1%	2.1x
Sculptor Structured Products Offshore Fund II (2011-2014)(n)	—	14,119	304,531	304,531	16.5%	12.9%	1.9x
Sculptor Structured Products Offshore Fund I (2010-2013)(n)	—	4,417	155,098	155,098	23.7%	18.9%	2.1x
Sculptor Structured Products Domestic Fund I (2010-2013)(n)	4,537	4,088	99,986	99,986	22.6%	18.0%	2.0x
Other funds	308,868	308,822	309,000	170,014	n/m	n/m	n/m
	$313,405	$347,048	$1,655,065	$1,361,966
n/m - not meaningful
See pages 27 through 28 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Institutional Credit Strategies

	Most Recent Launch or Refinancing Year		Assets Under Management as of December 31,
(dollars in thousands)		Deal Size	2021	2020
Collateralized Loan Obligations	2017	$1,658,282	$1,022,807	$1,041,257
	2018	5,315,728	4,204,715	5,050,843
	2019	653,250	—	605,530
	2020	1,868,287	1,698,970	1,764,099
	2021	8,174,069	7,150,793	5,907,873
		$17,669,616	$14,077,285	$14,369,602

Aircraft Securitization Vehicles	2018	696,000	471,774	475,415
	2019	1,128,000	339,981	382,764
	2020	472,732	168,788	181,105
	2021	821,529	641,778	—
		$3,118,261	$1,622,321	$1,039,284

Collateralized Bond Obligations	2021	367,050	285,845	274,418

Other Funds	n/a	n/a	66,955	14,523
		$21,154,927	$16,052,406	$15,697,827

Fund Information (contd.)
Real Estate Funds

(dollars in thousands)	Assets Under Management as of December 31,		Inception to Date as of December 31, 2021
				Total Investments
			Total Commitments	Invested Capital(p)	Total Value(q)	Gross IRR(g)	Net IRR(h)	Gross MOIC(r)
	2021	2020
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$—	$—	$408,081	$386,298	$847,612	25.5%	16.1%	2.2x
Sculptor Real Estate Fund II (2011-2014)(n)	24,676	42,040	839,508	762,588	1,600,286	32.9%	21.7%	2.1x
Sculptor Real Estate Fund III (2014-2019)(n)	308,970	459,650	1,500,000	1,101,784	1,924,682	28.0%	18.6%	1.7x
Sculptor Real Estate Fund IV (2019-2023)(s)	2,593,402	2,593,339	2,596,024	488,889	672,868	n/m	n/m	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	368,442	370,276	736,225	641,167	795,264	18.6%	13.5%	1.2x
Other funds	1,249,372	843,343	1,335,260	1,031,851	1,334,242	n/m	n/m	n/m
	$4,544,862	$4,308,648	$7,415,098	$4,412,577	$7,174,954

	Inception to Date as of December 31, 2021
(dollars in thousands)	Realized/Partially Realized Investments(q)				Unrealized Investments as of December 31, 2021
	Invested Capital	Total Value	Gross IRR(g)	Gross MOIC(r)	Invested Capital	Total Value	Gross MOIC(r)
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$386,298	$847,612	25.5%	2.2x	$—	$—	—
Sculptor Real Estate Fund II (2011-2014)(n)	762,588	1,600,286	32.9%	2.1x	—	—	—
Sculptor Real Estate Fund III (2014-2019)(n)	920,933	1,695,049	32.2%	1.8x	180,851	229,633	1.3x
Sculptor Real Estate Fund IV (2019-2023)(s)	161,730	269,030	n/m	n/m	327,159	403,838	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	274,660	368,744	21.0%	1.3x	366,507	426,520	1.2x
Other funds	188,415	343,602	n/m	n/m	843,436	990,640	n/m
	$2,694,624	$5,124,323			$1,717,953	$2,050,631
n/m - not meaningful
See pages 27 through 28 of this press release for important information related to the footnotes referenced in these tables above.

GAAP Consolidated Statements of Operations - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands, except per share amounts)	2021	2020	2021	2020
Revenues
Management fees	$74,554	$75,364	$301,945	$270,753
Incentive income	178,053	527,874	312,432	616,959
Other revenues	2,206	1,525	7,351	9,218
Income of consolidated entities	4,337	—	4,340	90
Total Revenues	259,150	604,763	626,068	897,020
Expenses
Compensation and benefits	209,704	211,489	411,463	409,228
Interest expense	3,306	6,156	15,586	21,100
General, administrative and other	29,140	28,401	121,210	232,187
Expenses of consolidated entities	2,821	—	2,823	53
Total Expenses	244,971	246,046	551,082	662,568
Other Income (Loss)
Changes in fair value of warrant liabilities	23,425	(7,548)	(27,460)	(7,548)
Changes in tax receivable agreement liability	(9,220)	(2,832)	(9,238)	(2,554)
Net losses on retirement of debt	—	(4,318)	(30,198)	(5,011)
Net (losses) gains on investments	(5,148)	7,345	11,537	10,611
Net losses of consolidated entities	(481)	—	(481)	—
Total Other Income (Loss)	8,576	(7,353)	(55,840)	(4,502)

Income Before Income Taxes	22,755	351,364	19,146	229,950
Income taxes	(6,280)	93,243	13,705	75,272
Consolidated Net Income	29,035	258,121	5,441	154,678
Less: Net (income) loss attributable to noncontrolling interests	(9,461)	(40,596)	11,316	22,956
Less: Net loss (income) attributable to redeemable noncontrolling interests	562	—	562	—
Net Income Attributable to Sculptor Capital Management, Inc.	20,136	217,525	17,319	177,634
Change in redemption value of redeemable noncontrolling interests and Preferred Units	(25,924)	(1,354)	(25,924)	(6,952)
Net (Loss) Income Attributable to Class A Shareholders	$(5,788)	$216,171	$(8,605)	$170,682
(Loss) Earnings per Class A Share
(Loss) Earnings per Class A Share - basic	$(0.23)	$9.50	$(0.34)	$7.55
(Loss) Earnings per Class A Share - diluted	$(0.75)	$5.05	$(0.56)	$3.00
Weighted-average Class A Shares outstanding - basic	25,570,111	22,763,959	24,951,871	22,597,829
Weighted-average Class A Shares outstanding - diluted	28,300,147	50,360,969	40,810,782	49,872,078

GAAP Consolidated Statement of Comprehensive Income (Loss) - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2021	2020	2021	2020

Consolidated net income	$29,035	$258,121	$5,441	$154,678
Other Comprehensive Income, Net of Tax
Other comprehensive (loss) income – currency translation adjustment	(258)	1,809	(1,506)	1,809
Comprehensive Income	28,777	259,930	3,935	156,487
Less: Comprehensive (income) loss attributable to noncontrolling interests	(9,298)	(41,673)	12,141	21,879
Less: Comprehensive loss attributable to redeemable noncontrolling interests	562	—	562	—
Comprehensive Income Attributable to Sculptor Capital Management, Inc.	$20,041	$218,257	$16,638	$178,366

GAAP Consolidated Balance Sheets - Unaudited

(dollars in thousands)	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$170,781	$183,815
Restricted cash	7,289	3,162
Investments (includes assets measured at fair value of $424,910 and $309,805, including assets sold under agreements to repurchase of $157,721 and $123,616 as of December 31, 2021, and December 31, 2020, respectively)	583,622	414,974
Income and fees receivable	193,636	539,623
Due from related parties	28,037	14,086
Deferred income tax assets	241,759	240,288
Operating lease assets	85,735	104,729
Other assets, net	77,091	82,500
Assets of consolidated entities:
Restricted cash and cash equivalents	234,601	—
Other assets of consolidated entities	5,304	—
Total Assets	$1,627,855	$1,583,177
Liabilities and Shareholders' Equity
Liabilities
Compensation payable	$246,261	$234,006
Unearned income and fees	62,800	61,880
Tax receivable agreement liability	195,752	190,292
Operating lease liabilities	104,753	115,237
Debt obligations	126,474	334,972
Warrant liabilities, at fair value	65,287	37,827
Securities sold under agreements to repurchase	156,448	122,638
Other liabilities	38,790	51,445
Liabilities of consolidated entities:
Warrant liabilities, at fair value	7,590	—
Other liabilities of consolidated entities	10,817	—
Total Liabilities	1,014,972	1,148,297

Commitments and Contingencies
Redeemable Noncontrolling Interests of Consolidated Entities	234,600	—
Shareholders' Equity
Class A Shares, par value $0.01 per share, 100,000,000 and 100,000,000 shares authorized, 25,668,987 and 22,903,571 shares issued and outstanding as of December 31, 2021 and 2020, respectively	257	229
Class B Shares, par value $0.01 per share, 75,000,000 and 75,000,000 shares authorized, 33,613,023 and 32,824,538 shares issued and outstanding as of December 31, 2021 and 2020, respectively	336	328
Additional paid-in capital	184,691	166,917
Accumulated deficit	(253,521)	(178,674)
Accumulated other comprehensive income	51	732
Shareholders’ deficit attributable to Class A Shareholders	(68,186)	(10,468)
Shareholders’ equity attributable to noncontrolling interests	446,469	445,348
Total Shareholders’ Equity	378,283	434,880
Total Liabilities and Shareholders’ Equity	$1,627,855	$1,583,177

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited

(dollars in thousands, except per share amounts)	4Q '21	3Q '21	4Q '20	FY '21	FY '20
Net (Loss) Income Attributable to Class A Shareholders—GAAP	$(5,788)	$(4,338)	$216,171	$(8,605)	$170,682
Change in redemption value of redeemable noncontrolling interests and Preferred Units	25,924	—	1,354	25,924	6,952
Net Income (Loss) Allocated to Sculptor Capital Management, Inc.—GAAP	$20,136	$(4,338)	$217,525	$17,319	$177,634
Net income (loss) allocated to Group A Units	8,117	(2,553)	39,714	(14,299)	(23,259)
Equity-based compensation, net of RSUs settled in cash	(26,071)	11,170	18,302	27,323	78,313
Adjustment to recognize deferred cash compensation in the period of grant	(26,543)	6,493	(31,449)	(5,313)	(18,340)
2020 Term Loan and Debt Securities non-cash discount accretion	245	239	700	1,269	4,182
Income taxes	(6,280)	8,653	93,243	13,705	75,272
Changes in fair value of warrant liabilities	(23,425)	12,710	7,548	27,460	7,548
Net losses on retirement of debt	—	—	4,318	30,198	5,011
Net losses (gains) on investments	5,148	(5,068)	(7,345)	(11,537)	(10,611)
Impairment of right-of-use asset	—	11,240	—	11,240	—
Adjustment for expenses related to compensation and profit-sharing arrangements based on fund investment performance	(4,424)	970	(2,587)	(57)	(346)
Changes in tax receivable agreement liability	9,220	39	2,832	9,238	2,554
Depreciation, amortization and net gains and losses on fixed assets	1,619	4,130	1,745	9,058	7,124
Other adjustments	1,533	364	1,079	3,767	1,029
Economic Income—Non-GAAP	$(40,725)	$44,049	$345,625	$119,371	$306,111
Payable for taxes and tax receivable agreement—Non-GAAP	(15,589)	(8,776)	(4,524)	(36,560)	(19,692)
Preferred Units dividends	—	—	512	—	(6,952)
Distributable Earnings—Non-GAAP	$(56,314)	$35,273	$341,613	$82,811	$279,467
Excluded expenses:
Legal settlements and provisions	—	—	426	—	119,366
Professional services expense related to legal settlements and provisions	—	—	865	—	6,670
Adjusted Distributable Earnings—Non-GAAP	$(56,314)	$35,273	$342,904	$82,811	$405,502
Weighted-average Class A Shares outstanding	25,570,111	25,334,903	22,763,959	24,951,871	22,597,829
Weighted-average Partner Units	28,391,514	29,028,658	28,995,326	28,868,977	29,302,909
Weighted-average Class A Restricted Share Units (RSUs)	3,348,265	3,289,109	3,994,841	3,434,137	4,138,029
Weighted-average warrants[1]	2,730,036	2,876,534	447,089	2,755,407	112,383
Weighted-Average Fully Diluted Shares	60,039,926	60,529,204	56,201,215	60,010,392	56,151,150
Distributable Earnings Per Fully Diluted Share—Non-GAAP	$(0.94)	$0.58	$6.08	$1.38	$4.98
Adjusted Distributable Earnings per Fully Diluted Share—Non-GAAP	$(0.94)	$0.58	$6.10	$1.38	$7.22
1 Weighted-average warrants are determined under a treasury stock method.

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	4Q '21	3Q '21	4Q '20	FY '21	FY '20
Management fees—GAAP	$74,554	$76,820	$75,364	$301,945	$270,753
Adjustment to management fees[1]	(5,729)	(5,145)	(5,102)	(21,472)	(20,720)
Management Fees—Economic Income Basis—Non-GAAP	68,825	71,675	70,262	280,473	250,033

Incentive income—GAAP	178,053	27,031	527,874	312,432	616,959
Adjustment to incentive income[2]	1,735	—	—	1,736	36
Incentive Income—Economic Income Basis—Non-GAAP	179,788	27,031	527,874	314,168	616,995

Other revenues—GAAP	2,206	1,786	1,525	7,351	9,218
Adjustment to other revenues[3]	(955)	—	—	(955)	—
Other Revenues—Economic Income Basis—Non-GAAP	1,251	1,786	1,525	6,396	9,218
Total Revenues—Economic Income Basis—Non-GAAP	$249,864	$100,492	$599,661	$601,037	$876,246

Compensation and benefits—GAAP	$209,704	$53,078	$211,489	$411,463	$409,228
Adjustment to compensation and benefits[4]	57,038	(18,633)	15,734	(21,953)	(59,627)
Compensation and Benefits—Economic Income Basis—Non-GAAP	$266,742	$34,445	$227,223	$389,510	$349,601

Interest expense—GAAP	$3,306	$3,277	$6,156	$15,586	$21,100
Adjustment to interest expense[5]	(245)	(239)	(700)	(1,269)	(4,182)
Interest Expense—Economic Income Basis—Non-GAAP	$3,061	$3,038	$5,456	$14,317	$16,918

General, administrative and other expenses—GAAP	$29,140	$39,672	$28,401	$121,210	$232,187
Adjustment to general, administrative and other expenses[6]	(8,354)	(20,712)	(7,045)	(43,371)	(28,572)
General, administrative and other expenses—Economic Income Basis—Non-GAAP	20,786	18,960	21,356	77,839	203,615
Excluded expenses[7]	—	—	(1,291)	—	(126,035)
General, Administrative and Other Expenses Excluding Certain Expenses—Economic Income Basis—Non-GAAP	$20,786	$18,960	$20,065	$77,839	$77,580

Net loss (income) attributable to noncontrolling interests—GAAP	$9,461	$(2,386)	$40,596	$(11,316)	$(22,956)
Adjustment to net loss (income) attributable to noncontrolling interests[8]	(9,461)	2,386	(40,596)	11,316	22,956
Net Loss (Income) Attributable to Noncontrolling Interests—Economic Income Basis—Non-GAAP	$—	$—	$—	$—	$—

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	12/31/2021	9/30/2021	12/31/2020	12/31/2019	12/31/2018
Cash and cash equivalents—GAAP	$170,781	$143,005	$183,815	$240,938	$315,809
U.S. government obligations, at fair value—GAAP	205,400	241,570	104,295	146,565	179,510
Cash, Cash Equivalents and Long-Term U.S. Government Obligations—Non-GAAP	$376,181	$384,575	$288,110	$387,503	$495,319

Equity method investments—GAAP	$158,712	$161,235	$105,169	$81,991	$28,519
Equity method investments eliminated in consolidation	—	—	—	—	20,380
Employee-related investments[9]	(75,341)	(75,176)	(54,002)	(32,890)	(22,222)
Investments in Funds, Excluding Employee-Related Investments—Non-GAAP	$83,371	$86,059	$51,167	$49,101	$26,677

CLOs, at fair value—GAAP	$219,510	$216,536	$205,510	$182,870	$181,868
Financing related to investments in CLOs, at fair value[10]	(202,702)	(199,590)	(183,082)	(159,341)	(159,692)
Investments in CLOs, net of Financing—Non-GAAP	$16,808	$16,946	$22,428	$23,529	$22,176

Summary Assets—Non-GAAP	$476,360	$487,580	$361,705	$460,133	$544,172

2020 Term Loan[11]	$(95,000)	$(95,000)	$(319,400)	$—	$—
2018 Term Loan[11]	—	—	—	(45,000)	(200,000)
Preferred Units[11]	—	—	—	(200,000)	(400,000)
Debt Securities[11]	—	—	—	(200,000)	—
Summary Liabilities—Non-GAAP	$(95,000)	$(95,000)	$(319,400)	$(445,000)	$(600,000)

Adjusted Net Assets—Non-GAAP	$381,360	$392,580	$42,305	$15,133	$(55,828)

Footnotes to Non-GAAP Reconciliations
(1) Adjustment to present management fees net of recurring placement and related service fees, as management considers these fees a reduction in management fees, not an expense.
(2) Adjustment to exclude the impact of eliminations related to the consolidated entities.
(3) Adjustment for subrental income as management considers the revenue to be an offset to rent expense.
(4) Adjustment to exclude equity-based compensation, as management does not consider these non-cash expenses to be reflective of our operating performance. The fair value of RSUs that are settled in cash to employees or executive managing directors, where the number of RSUs to be settled in cash is not certain at the time of the grant, is included as an expense at the time of settlement. Where the number of RSUs to be settled in cash is certain on the grant date, the expense is recognized during the performance period to which the award relates. In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Deferred cash compensation is expensed in full during the performance period to which the award relates for Economic Income, rather than over the service period for GAAP.
(5) Adjustment to exclude amounts related to non-cash interest expense accretion on debt. The 2020 Term Loan and the Debt Securities were each recognized at a significant discount, as proceeds from each borrowing were allocated to warrant liabilities and the 2019 Preferred Units, respectively, resulting in non-cash accretion to par over time through interest expense for GAAP. Management excludes these non-cash expenses from Economic Income, as it does not consider them to be reflective of our economic borrowing costs.
(6) Adjustment to exclude depreciation, amortization, and losses on fixed assets, as management does not consider these items to be reflective of our operating performance. Impairment of right-of-use lease assets is excluded from Economic Income at the time impairment is recognized for GAAP and the impact is then amortized for Economic Income over the lease term.

Further, rent expense is offset by subrental income. Additionally, recurring placement and related service fees are excluded, as management considers these fees a reduction in management fees, not an expense.
(7) Adjustments to exclude legal settlements and provisions and related professional services expenses.
(8) Adjustment to exclude amounts attributable to the executive managing directors on their interests in the Sculptor Operating Group, as management reviews the operating performance of the Company at the Sculptor Operating Group level. The Company conducts substantially all of its activities through the Sculptor Operating Group.
(9) Adjustment to exclude investments in funds made on behalf of certain employees and executive managing directors, including deferred compensation arrangements.
(10) Adjustment to reduce the investments in CLOs by related financing, including CLO investments loans and principal outstanding on securities sold under agreements to repurchase.
(11) Represents principal outstanding of the debt obligations and par value of Preferred Units.

Non-GAAP and Other Measures
Economic Income is a non-GAAP measure of pre-tax operating performance that excludes the following from our results on a GAAP basis: noncontrolling interests, equity based compensation expense, net of cash settled RSUs, depreciation and amortization expenses, components of our other income (loss), non-cash interest expense accretion on debt, and amounts related to consolidated entities, in addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized. The fair value of RSUs that are settled in cash to employees or executive managing directors, where the number of RSUs to be settled in cash is not certain at the time of grant, is included as an expense at the time of settlement. Where the number of RSUs to be settled in cash is certain on the grant date, the expense is recognized during the performance period to which the award relates. Similarly, deferred cash compensation is expensed in full during the performance period to which the award relates for Economic Income, rather than over the service period for GAAP. Further, impairment of right-of-use lease assets is excluded from Economic Income at the time the impairment is recognized for GAAP and the impact is then amortized over the lease term for Economic Income. Additionally, rent expense is offset by subrental income as management evaluates rent expenses on a net basis.
Distributable Earnings is a non-GAAP measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Economic Income and certain balance sheet measures presented on page 12 exclude the adjustments described above that are required for presentation of the Company's results and financial positions on a GAAP basis. Payable for taxes and tax receivable agreement presents the total estimated GAAP provision for current corporate, local and foreign taxes payable, as well as the current payable under the Company’s tax receivable agreement, assuming that all Economic Income was allocated to Sculptor Capital Management, Inc., which would occur following the exchange of all interests held by current and former executive managing directors in the Sculptor Operating Group (collectively, "Partner Units") for Class A Shares. The current tax provision and current payable under the tax receivable agreement reflect the benefit of tax deductions that are excluded when calculating Distributable Earnings, such as equity-based compensation expenses, legal settlements expenses, tax goodwill and various other items impacting the Company’s taxable income. Management believes that using the estimated current tax provision and current payable under the Company’s tax receivable agreement more accurately reflect earnings that are available to be distributed to shareholders.

For purposes of calculating Distributable Earnings per Share, the Company assumes that all Partner Units and Class A Restricted Share Units ("RSUs") have been converted on a one-to-one basis into Class A Shares and warrants are included on a treasury stock basis (collectively, "Fully Diluted Shares"). As of December 31, 2021, there were 5,455,715 Group P Units, 3,679,285 Class A Restricted shares (“RSAs”) and 800,000 performance-based restricted share units ("PSUs") outstanding. Group P Units, RSAs and PSUs do not participate in the economics of the Company until certain service and market-performance conditions are met; therefore, the Company will not include the Group P Units, RSAs or PSUs in Fully Diluted Shares until such market-performance conditions are met. As of December 31, 2021, the market-performance conditions for outstanding instruments had not yet been met.

These non-GAAP measures should not be considered as alternatives to the Net Loss Attributable to Class A Shareholders or cash flow from operations, or as indicative of liquidity or the cash available to fund operations. You are encouraged to evaluate each of these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the Company's non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentations. The Company's non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Management uses Economic Income and Distributable Earnings, among other financial information, as the basis on which it evaluates the financial performance of the Company and makes resource allocation and other operating decisions, as well as to determine the earnings available to distribute as dividends to holders of the Company's Class A Shares and to the Company's executive managing directors.

Management uses adjusted net assets as a measure of the Company’s net debt position to evaluate the Company’s liquidity and organizational health. Management considers it important that investors review the same operating information that it uses. These measures are presented to provide a more comparable view of the Company's operating results year-over-year and the Company believes that providing these measures on a supplemental basis to the Company's GAAP results is helpful to shareholders in assessing the overall performance of the Company's business.

Assets Under Management (or “AUM”) refers to the assets of the funds to which we provide investment management, advisory or certain other investment-related services. Specifically:
a.AUM for our multi-strategy and opportunistic credit funds are generally based on the net asset value of those funds plus any unfunded commitments, if applicable.
b.AUM for Institutional Credit Strategies are generally based on the amount of equity outstanding for CLOs and CBOs (during the warehouse period) and the par value of the collateral assets and cash held (after warehouse period). For aircraft securitization vehicles, AUM are based on the adjusted portfolio appraisal values for the aircraft collateral within the securitization. AUM are reduced for any investments in these CLOs and securitization vehicles held by our other funds.
c.AUM for our real estate funds are generally based on the amount of capital committed by our fund investors during the investment period and the amount of actual capital invested for periods following the investment period. AUM are reduced for unfunded commitments by our executive managing directors that will be funded through transfers from other funds.
d.AUM for the special purpose acquisition company (“SPAC”) sponsored by us includes the proceeds raised in the initial public offering that are currently held in a trust for use in a business combination.

AUM includes amounts that are not subject to management fees, incentive allocation or other amounts earned on AUM, including without limitation, investments by the Company, its executive managing directors, employees and certain other related parties. Our calculation of AUM may differ from the calculations of other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers. Our calculations of AUM are not based on any definition set forth in the governing documents of the investment funds and are not calculated pursuant to any regulatory definitions.

Accrued but Unrecognized Incentive Income (or “ABURI”) from longer-term AUM generally comprises the following:
▪Multi-strategy ABURI is derived from clients in the three-year liquidity tranche, where incentive income will be recognized at the end of each client’s three-year period.
▪Opportunistic credit ABURI is derived from three sources:
–Clients in the three-year and four-year liquidity tranches of our open-end opportunistic credit fund, where incentive income will be recognized at the end of each client’s three-year or four-year period, other than tax distributions.
–Long-dated closed-end opportunistic credit funds, where incentive income will be recognized during each fund’s harvest period after invested capital and a preferred return has been distributed to the clients, other than tax distributions.
–The Customized Credit Focused Platform, where incentive income is recognized at the end of a multi-year term; previously crystallized on December 31, 2020, other than tax distributions.
▪Real Estate ABURI is derived from long-dated real estate funds, where incentive income will start to be recognized following the completion of each fund’s investment period as investments are realized and after invested capital and a preferred return has been distributed to the clients other than tax distributions.

Fund Information - Footnotes
(a) Past performance is not indicative of future results. The return information reflected in these tables represents, where applicable, the composite performance of all feeder funds that comprise each of the master funds presented. Gross return information is generally calculated using the total return of all feeder funds, net of all fees and expenses except management fees of such feeder funds and master funds and incentive income allocated to the general partner of the funds, and the returns of each feeder fund include the reinvestment of all dividends and other income. Net return information is generally calculated as the gross returns less management fees and incentive income allocated to the general partner of the funds. Return information that includes investments in certain funds that the Company, as investment manager, determines lack a readily ascertainable fair value, are illiquid or should be held until the resolution of a special event or circumstance ("Special Investments") excludes incentive income allocated to the general partner of the funds on unrealized gains attributable to such investments, which could reduce returns on these investments at the time of realization. Special Investments and initial public offering investments are not allocated to all investors in the funds, and investors that were not allocated Special Investments and initial public offering investments may experience materially different returns. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar.

(b) The annualized returns since inception are those of the Sculptor Multi-Strategy Composite, which represents the composite performance of all accounts that were managed in accordance with the Company's broad multi-strategy mandate that were not subject to portfolio investment restrictions or other factors that limited the Company's investment discretion since inception on April 1, 1994. Performance is calculated using the total return of all such accounts net of all investment fees and expenses of such accounts, and the returns include the reinvestment of all dividends and other income. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar. For the period from April 1, 1994 through December 31, 1997, the returns are gross of certain overhead expenses that were reimbursed by the accounts. Such reimbursement arrangements were terminated at the inception of the Sculptor Master Fund on January 1, 1998. The size of the accounts comprising the composite during the time period shown vary materially. Such differences impacted the Company's investment decisions and the diversity of the investment strategies followed.

Furthermore, the composition of the investment strategies the Company follows is subject to its discretion, has varied materially since inception and is expected to vary materially in the future.

The returns for the Sculptor Master Fund exclude Special Investments. Special Investments in the Sculptor Master Fund are held by investors representing a small percentage of AUM in the fund. Inclusive of these Special Investments, the returns of the Sculptor Master Fund for year ended December 31, 2021 were 8.5% gross and 5.7% net, for year ended December 31, 2020 were 25.3% gross and 18.6% net, for year ended December 31, 2020 were 25.3% gross and 18.6% net, and annualized since inception through December 31, 2021 were 16.2% gross and 11.3% net. As of December 31, 2021, the annualized returns since the Sculptor Master Fund’s inception on January 1, 1998 were 13.4% gross and 9.0% net excluding Special Investments and 13.0% gross and 8.9% net inclusive of Special Investments.

Sharpe Ratio is a measure of the risk-adjusted return of the Fund, or benchmark, as applicable. The Sharpe Ratio is calculated by subtracting the annualized risk-free rate from the annualized portfolio return, and dividing that amount by the standard deviation of the portfolio's monthly returns in excess of the risk-free rate. The risk-free rate of return used in computing the Sharpe Ratio is the 1-month LIBOR compounded monthly throughout the periods presented.

(c) Source: Bloomberg, HFRI. The comparison shows the returns of the MSCI World Gross Local Index (GDDLWI Index), the Balanced US 60/40 Index (VBINX US Equity) and the HFRI Fund Weighted Composite Index (HFRIFWI Index (the “Broader Market Indices”) against the Multi-Strategy Composite. This comparison is intended solely for illustrative purposes to show a historical comparison of the Master Fund Composite to the broader markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Master Fund or the Feeder Funds will perform relative to the Broader Market Indices in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in the Master Fund Composite and will therefore have different risk and reward profiles.

(d) RESERVED

(e) The returns for the Sculptor Credit Opportunities Master Fund exclude Special Investments. Special Investments in the Sculptor Credit Opportunities Master Fund are held by investors representing a small percentage of AUM in the fund. Inclusive of these Special Investments, the returns of the Sculptor Credit Opportunities Master Fund for year ended December 31, 2021 were 22.3% gross and 17.3% net, for year ended December 31, 2020 were 0.7% gross and (1.8)%, and annualized since inception through December 31, 2021 were 13.8% gross and 9.9% net.

(f) Source: Bloomberg, HFRX. The comparison shows the returns of the ICE BofAML Global High Yield Index (HW00) and HFRX Fixed Income Credit Index (HFRXFIC) (the “Broader Market Indices”) against Sculptor Credit Opportunities Master Fund. During the third quarter of 2021, we included a comparison to the HFRX index, updated from the HFRI index previously used, as we believe it is a more representative comparison. The comparisons are intended solely for illustrative purposes to show a historical comparison of the Sculptor Credit Opportunities Master Fund to the broader credit markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Credit Opportunities Master Fund will perform relative to the Index in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in Sculptor Credit Opportunities Master Fund and will therefore have different risk and reward profiles.

(g) Gross IRR for the Company's real estate funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the aggregated investments as of December 31, 2021, including the fair value of unrealized and partially realized investments as of such date, together with any unrealized appreciation or depreciation from related hedging activity. Gross IRR is not adjusted for estimated management fees, incentive income allocated to the general partner of the fund or other fees or expenses to be paid by the fund, which would reduce the return.

(h) Net IRR is calculated as described in footnotes (g) and (l), but is reduced by management fees and for the real estate funds other fund-level fees and expenses not adjusted for in the calculation of gross IRR. Net IRR is further reduced by accrued and paid incentive income allocated to the general partner of the fund, which will be payable upon the distribution of each fund's capital in accordance with the terms of the relevant fund. Accrued incentive income allocated to the general partner of the fund may be higher or lower at such time. The net IRR represents a composite rate of return for a fund and does not reflect the net IRR specific to any individual investor.

(i) Appreciation (depreciation) reflects the aggregate net capital appreciation (depreciation) for the entire period and is presented on a total return basis, net of all fees and expenses (except incentive income allocated to the general partner of the fund on unrealized Special Investments), and includes the reinvestment of all dividends and other income. Management fees and incentive income allocated to the general partner of the fund vary by product.

(j) Includes the effects of changes in the par value of the underlying collateral of the CLOs, foreign currency translation changes in the measurement of AUM of our European CLOs and changes in the portfolio appraisal value for aircraft securitization vehicles.

(k) Represents funded capital commitments net of recallable distribution to investors.

(l) Gross internal rate of return ("IRR") for the Company's closed-end opportunistic credit funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the fund as of December 31, 2021, including the fair value of unrealized investments as of such date, together with any appreciation or depreciation from related hedging activity. Gross IRR does not include the effects of management fees or incentive income allocated to the general partner of the fund, which would reduce the return, and includes the reinvestment of all fund income.

(m) Gross multiple of invested capital ("MOIC") for the Company's closed-end opportunistic credit funds is calculated by dividing the sum of the net asset value of the fund, accrued incentive income allocated to the general partner of the fund, life-to-date incentive income allocated to the general partner of the fund and management fees paid and any non-recallable distributions made from the fund by the invested capital.

(n) These funds have concluded their investment periods, and therefore the Company expects AUM for these funds to decrease as investments are sold and the related proceeds are distributed to the investors in these funds.

(o) An investment is considered partially realized when the total amount of proceeds received, including dividends, interest or other distributions of income and return of capital, represents at least 50% of invested capital.

(p) Invested capital represents total aggregate contributions made for investments by the fund.

(q) Total value represents the sum of realized distributions and the fair value of unrealized and partially realized investments as of December 31, 2021. Total value will be impacted (either positively or negatively) by future economic and other factors. Accordingly the total value ultimately realized will likely be higher or lower than the amounts presented as of December 31, 2021.

(r) Gross MOIC for the Company's real estate funds is calculated by dividing the value of a fund's investments by the invested capital, prior to adjustments for incentive income allocated to the general partner of the fund, management fees or other expenses to be paid by the fund.

(s) This fund has invested less than half of its committed capital; therefore, IRR and MOIC information is not presented, as it is not meaningful.

(t)Customized Credit Focused Platform - Footnotes
Weighted Average Returns: Weighted Average Returns reflect the total profit & loss divided by the weighted average capital base for the period.
Gross IRR represents estimated, unaudited, annualized pre-tax returns based on the timing of cash inflows and outflows from contributions into and distributions from the Platform to its fee paying investors (excluding management fees incurred by the Platform and incentive income allocated to the general partner of the fund).
Net IRR is the gross IRR adjusted to reflect actual management fees incurred by the Platform and incentive income allocated to the general partner of the fund.
Net Invested Capital Multiple: Given the Platform has an active liquid investment program, a key element of which includes ramping up and ramping down depending on market conditions - much of which has recently been deployed - this is a multiple measuring the current net asset value over the Net Invested Capital, where Net Invested Capital represents cumulative contributions less cumulative distributions.

Forward Looking Statements
This press release and earnings presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current views with respect to, among other things, future events, its operations and its financial performance. The Company generally identifies forward-looking statements by terminology such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "comfortable," "assume," "remain," "maintain," "sustain," "achieve," "see," "think," "position" or the negative version of those words or other comparable words.
Any forward-looking statements contained in this press release are based upon historical information and on the Company's current plans, estimates and expectations. The inclusion of this or other forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by the Company will be achieved. The Company cautions that forward-looking statements are subject to numerous assumptions, estimates, risks and uncertainties including but not limited to the following: global economic, business, market and geopolitical conditions, including the impact of public health crises, such as the ongoing COVID-19 pandemic; U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy; the outcome of third-party litigation involving the Company; the consequences of the Foreign Corrupt Practices Act settlements with the SEC and the U.S. Department of Justice and any claims or negative publicity arising therefrom or from matters involving the Company’s founding CEO; whether the Company realizes all or any of the anticipated benefits from the recapitalization and other related transactions; whether the recapitalization and other related transactions result in any increased or unforeseen costs, indemnification obligations or have an impact on the Company's ability to retain or compete for professional talent or investor capital; conditions impacting the alternative asset management industry; the Company's ability to retain existing investor capital; the Company's ability to successfully compete for fund investors, assets, professional talent and investment opportunities; the Company's ability to retain its active executive managing directors, managing directors and other investment professionals; the Company's successful formulation and execution of its business and growth strategies; the Company's ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to its business; the anticipated benefits of changing the Company's tax classification from a partnership to a corporation and subsequently converting from a limited liability company to a corporation; and assumptions relating to the Company's operations, investment performance, financial results, financial condition, business prospects, growth strategy and liquidity.
If one or more of these or other risks or uncertainties materialize, or if the Company’s assumptions or estimates prove to be incorrect, its actual results may vary materially from those indicated in these statements. These factors are not and should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in the Company’s filings with the SEC, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2020, dated February 23, 2021, and quarterly report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, dated May 6, 2021, August 5, 2021, and November 5, 2021, respectively, as well as may be updated from time to time in the Company’s other SEC filings. There may be additional risks, uncertainties and factors that the Company does not currently view as material or that are not known. The forward-looking statements contained in this press release are made only as of the date of this press release. The Company does not undertake to update any forward-looking statement because of new information, future developments or otherwise except as may be required by law. This press release does not constitute an offer of any Sculptor Capital fund.
The Company files annual, quarterly and current reports, proxy statements and other information required by the Exchange Act of 1934, as amended, with the SEC. The Company makes available free of charge on its website (www.sculptor.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendment to those filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The Company also uses its website to distribute company information, including AUM by investments strategy, and such information may be deemed material. Accordingly, investors should monitor the Company's website, in addition to its press releases, SEC filings and public conference calls and webcast.